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                  [PROVIDENT BANKSHARES CORPORATION LETTERHEAD]



February 10, 2006


Dear Shareholder:

As I reflect on the Bank's performance over the past few years and consider our outlook, I am very pleased with our progress and am extremely optimistic about our future. Despite a number of external challenges, the Provident Team's accomplishments in 2005 were outstanding, and we are beginning our 120th anniversary year excited about our opportunities as the right size bank in this market. I will share some highlights of 2005, update you on our strategies, and discuss our outlook for the year ahead.

2005 FINANCIAL HIGHLIGHTS
Provident Bankshares reported record earnings for 2005 of $73 million or $2.17 per diluted share. These record earnings were largely a result of strong loan and deposit growth throughout the Bank's franchise. Net income for the fourth quarter was $19 million or earnings per share of $0.57 for the quarter. The financial results reflect the Company's continued progress in growing core loans and deposits and replacing wholesale assets and funding.

Unlike many others in our industry, Provident continued to produce quarterly improvements in the net interest margin, which rose to 3.59% for the fourth quarter 2005 as compared to 3.40% in the fourth quarter 2004. Over the same period, return on assets also improved, increasing to 1.19% from 1.16%.

Asset quality remains strong due to our credit policies, our strategy of shifting the balance sheet to core loan portfolios and the current favorable credit conditions. Net charge-offs declined by $3.4 million, or 38%, to a record low of $5.5 million, or 0.15% of average loans in 2005.

We posted these solid results in an environment of rising interest rates, competitive pressures and retroactive application of accounting rules, which precipitated a restatement of our 2004 and 2005 reported earnings in November of 2005. While frustrated by the need to restate earnings, I realize that these types of adjustments represent the current public accounting climate in our country.

UPDATE ON BUSINESS LINE PERFORMANCE
Our success in 2005 was driven by the consistent execution of our corporate strategies.
o   Maximize Provident's position as the right size bank in the marketplace
o Grow and deepen consumer and small business relationships in Maryland and Virginia
o Grow and deepen commercial and real estate relationships in Maryland and Virginia
o Move from a product driven organization to a customer relationship focused sales culture
o Create a high performance culture that focuses on employee development and retention

I would like to briefly elaborate on our progress with these strategies by sharing a few highlights of the year's performance: the introduction of Benefit Banking, home equity lending and real estate lending.

Benefit Banking was introduced late last year to support the organization's efforts to move from a product driven organization to a customer relationship focused sales culture. This program rewards the Bank's retail customers who choose Provident to be their primary bank. Early results for this initiative are very positive.


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Home equity lending is a key component of our strategy to grow and deepen consumer relationships in Maryland and Virginia. In 2005, home equity loan balances and new business production reached record levels. The strong housing market and focused selling efforts drove the size of average loan/line commitments up 22% over 2004. The contribution of our Virginia franchise continues to grow; in fact, home equity production from our Virginia traditional branch network increased approximately $41 million from last year.

Real estate lending has long been a core competency for Provident, and attracting and retaining the region's established builders and developers is an important aspect of the Bank's strategy to grow and deepen commercial and real estate relationships in Maryland and Virginia. Real estate lending in both states was strong, with average loan balances up 54% and 66%, respectively. We bank the most respected area builders and have grown key relationships in market, as well as in adjacent markets to support current clients and to take advantage of new opportunities.

OUTLOOK FOR 2006

Consistent execution of our key strategies and focus on transforming our balance sheet has produced excellent results, and that will continue to be the case in 2006 and beyond. I believe that we are poised for continued solid growth in the attractive markets we serve.

The mid-Atlantic corridor of Baltimore, Washington and Richmond offers tremendous growth opportunity for Provident. The job markets of these areas continue to outpace much of the United States, due in part, to the federal government's spending on defense and technology. We are also encouraged by the positive trends in this region's real estate market. Early indications are that the housing market is returning to a more sustainable growth level after its recent exuberance. In the Baltimore - Richmond corridor, the commercial real estate market strengthened in 2005. Office vacancy rates are at or below the national rate in the Baltimore, Washington and Richmond metro areas.

We are well positioned for the strong growth in the Washington metro area and in central Virginia due to our expansion over the last several years in those areas and are seeing the benefits of our acquisition of Virginia-based Southern Financial in 2004. Across our markets, we anticipate solid contributions from our established consumer and commercial business lines and from newer initiatives such as small business. We expect this to translate into loan growth of 10 to 12%, with consumer loan business growing more rapidly than our commercial portfolio, and deposit growth of 6 to 8%, with more of the growth in percentage terms with the commercial customer. Our branch expansion will be more restrained with one traditional and two in-store locations planned. We plan to deploy more of our capital resources to renovate existing locations. We expect fee income to grow in the 8 to 9% range and plan to limit expense growth to less than 6%.

In closing, I am pleased to note that total return (dividends plus capital appreciation) on our common stock was greater than 61% from the end of 2002 through December 31, 2005. Further, on January 20, 2006, the Board of Directors of Provident Bankshares Corporation declared a quarterly cash dividend of $0.285 per share. This is the forty-ninth consecutive quarterly dividend increase. The quarterly cash dividend will be paid on February 10, 2006 to stockholders of record at the close of business on January 30, 2006. Thank you for your investment in Provident Bankshares and for your continued trust and confidence.


Sincerely,

/s/ Gary N. Geisel

Gary N. Geisel
Chairman and Chief Executive Officer



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PROVIDENT BANKSHARES CORPORATION AND SUBSIDIARIES
FINANCIAL SUMMARY
(DOLLARS IN THOUSANDS,EXCEPT PER SHARE DATA)                    Three Months Ended                     Three Months Ended
                                                                   December 31,                           September 30,
                                                     ------------------------------------------    --------------------------
                                                         2005            2004        % Change          2005        % Change
                                                     --------------  -------------  -----------    -------------   ----------
SUMMARY INCOME STATEMENTS:
Net interest income                                  $      50,508   $     49,038          3.0 %   $     50,093          0.8 %
Provision for loan losses                                      400          1,505        (73.4)             826        (51.6)
Non-interest income                                         28,544         28,790         (0.9)          27,737          2.9
  Net gains (losses)                                           478            824        (42.0)             884        (45.9)
  Derivative gains (losses)                                 (1,261)          (204)           -           (3,207)       (60.7)
Non-interest income, excluding total gains (losses)         29,327         28,170          4.1           30,060         (2.4)
Total revenue, excluding total gains (losses)               79,835         77,208          3.4           80,153         (0.4)
Non-interest expense                                        51,657         48,951          5.5           50,649          2.0
  Merger expense                                                 -            275            -                -            -
Non-interest expense, excluding merger expense              51,657         48,676          6.1           50,649          2.0
Income tax expense                                           8,025          8,519         (5.8)           8,102         (1.0)
Net income                                                  18,970         18,853          0.6           18,253          3.9

SHARE DATA:
Basic earnings per share                             $        0.58   $       0.57          1.8 %   $       0.55          5.5 %
Diluted earnings per share                                    0.57           0.56          1.8             0.54          5.6
Cash dividends paid per share                                0.280          0.260          7.7            0.275          1.8
Book value per share                                         19.14          18.68          2.5            19.05          0.5
Weighted average shares - basic                         32,904,879     33,161,703         (0.8)      32,939,059         (0.1)
Weighted average shares - diluted                       33,560,110     33,941,261         (1.1)      33,640,029         (0.2)
Common shares outstanding                               32,933,118     33,102,385         (0.5)      32,963,053         (0.1)

SELECTED RATIOS:
Return on average assets                                      1.19 %         1.16 %                        1.14 %
Return on average equity                                     12.06          12.16                         11.47
Return on average common equity                              11.77          12.23                         11.41
Net yield on average earning assets (t/e basis)               3.59           3.40                          3.55
Efficiency ratio                                             64.51          62.89                         63.08
Leverage ratio                                                8.40           8.29                          8.24
Tier I risk-based capital ratio                              10.94          11.82                         10.85
Total risk-based capital ratio                               11.93          12.89                         11.86

END OF PERIOD BALANCES:
Investment securities portfolio                      $   1,905,355   $  2,301,066        (17.2)%   $  1,941,014         (1.8)%
Total loans                                              3,695,381      3,559,880          3.8        3,666,758          0.8
Assets                                                   6,354,952      6,571,416         (3.3)       6,405,013         (0.8)
Deposits                                                 4,124,467      3,779,987          9.1        3,979,656          3.6
Stockholders' equity                                       630,326        618,423          1.9          627,972          0.4
Common stockholders' equity                                647,778        620,058          4.5          639,854          1.2

AVERAGE BALANCES:
Investment securities portfolio                      $   1,927,955   $  2,245,879        (14.2)%   $  1,964,137         (1.8)%
Loans:
  Originated and acquired residential mortgage             479,884        689,445        (30.4)         541,096        (11.3)
  Home equity                                              879,598        676,169         30.1          831,987          5.7
  Other consumer                                           450,264        482,613         (6.7)         460,956         (2.3)
  Commercial real estate                                 1,210,952        992,934         22.0        1,138,972          6.3
  Commercial business                                      649,191        663,491         (2.2)         662,337         (2.0)
Total loans                                              3,669,889      3,504,652          4.7        3,635,348          1.0
Earning assets                                           5,614,502      5,766,038         (2.6)       5,611,818          0.0
Assets                                                   6,330,442      6,463,566         (2.1)       6,334,883         (0.1)
Deposits:
  Noninterest-bearing                                      816,635        804,657          1.5          814,400          0.3
  Interest-bearing                                       3,200,304      2,960,711          8.1        3,090,705          3.5
Total deposits                                           4,016,939      3,765,368          6.7        3,905,105          2.9
Stockholders' equity                                       623,954        616,616          1.2          631,422         (1.2)
Common stockholders' equity                                639,588        613,328          4.3          634,905          0.7
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